UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of report (Date of earliest event reported) August 27, 2004

A.C. Moore Arts & Crafts, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	000-23157	22-3527763
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 A.C. Moore Drive, Berlin, NJ	08009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (856) 768-4930

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement

     On August 27, 2004, the Board of Directors of the Company approved certain changes to the compensation payable to all of the Company’s non-employee directors effective January 1, 2005. As a result of Question #5 of the SEC’s FAQ on Current Reports on Form 8-K released on November 23, 2004, the Company is filing this Current Report on 8-K.

     Effective January 1, 2005, the compensation payable to all of the Company’s non-employee directors, other than William Kaplan, will be as follows:

•	An annual cash retainer of $30,000;

•	An additional annual cash retainer of $12,500 for the chair of the Audit Committee and $5,000 for each other member of the Audit Committee;

•	An additional annual cash retainer of $5,000 for the chair of the Compensation Committee and $2,500 for each other member of the Compensation Committee;

•	An additional annual cash retainer of $3,500 for the chair of the Nominating and Corporate Governance Committee and $2,500 for each other member of the Nominating and Corporate Governance Committee; and

•	An additional annual cash retainer of $100,000 for the Company’s Lead Director, Eli J. Segal.

     In addition, other than Mr. Kaplan, non-employee directors will each receive an annual stock option grant pursuant to the Company’s 2002 Stock Option Plan. The amount of shares subject to the option grant and the exercise price will be determined by the Company’s Board of Directors in August 2005. Mr. Kaplan will not receive any compensation in 2005 for serving as a director of the Company.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.C. MOORE ARTS & CRAFTS, INC.

Date: December 15, 2004	By:	/s/ Leslie H. Gordon

		Name:	Leslie H. Gordon
		Title:	Chief Financial Officer and Executive Vice President